                       Consent of Independent Auditors



     We consent to the incorporation by reference in this Annual Report (Form 10-K) of Mueller Industries, Inc. of our report dated February 5, 2002, included in the 2001 Annual Report to Stockholders of Mueller Industries, Inc.


     Our audits also included the consolidated financial statement schedule of Mueller Industries, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


     We also consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-72726, No. 333-52325, No. 33-54705,
No. 33-41478 and No. 33-47307) pertaining to the Stock Option Agreements for Harvey L. Karp and William D. O'Hagan, 1998 Stock Option Plan, 1994 Stock Option Plan and 1994 Non-Employee Director Stock Option Plan, 1991 Employee Stock Purchase Plan and the 1991 Incentive Stock Option Plan of Mueller Industries, Inc., respectively, of our report dated February 5, 2002, with respect to the consolidated financial statements of Mueller Industries, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 29, 2001 and the related financial statement schedule included therein filed with the Securities and Exchange Commission.


                                                        /s/Ernst & Young LLP




Memphis, Tennessee
March 21, 2002

















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